EXHIBIT 99.1


FOR IMMEDIATE RELEASE                  CONTACT: Marylaurel Wilks,
                                                Director of Investor Relations
                                                (704) 455-3239


             SPEEDWAY MOTORSPORTS, INC. ANNOUNCES PROPOSED PRIVATE
            OFFERING OF CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

     CHARLOTTE, NC, September 9, 1996. Speedway Motorsports, Inc. (NYSE-TRK) announced today that it proposes to make a private offering of up to $77 million in aggregate principal amount of convertible subordinated debentures due 2003. The debentures will be unsecured debt obligations, subordinated to all present and future senior indebtedness of Speedway Motorsports. The debentures can be converted into Speedway Motorsports common stock.

     Speedway Motorsports intends to use the net proceeds of the offering to repay certain existing indebtedness, to fund the completion of the construction of a superspeedway in Fort Worth, Texas and for general corporate purposes.

     The debentures and the underlying common stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

     The debentures will be offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements provided by Rule 144A, certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and outside the United States to certain persons in reliance on Regulation S under the Securities Act.

     This press release shall not constitute an offer to sell or the solicitation of any offer to buy the debentures.


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